Exhibit 10.35
First Amendment of
Portola Packaging, Inc.
2002 Stock Option Plan
     WHEREAS, the Portola Packaging, Inc. 2002 Stock Option Plan was adopted by the Board of Directors on December 15, 2001 and approved by the Stockholders on January 30, 2002; and
     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to amend the Plan;
     NOW THEREFORE, BE IT RESOLVED that the Board of Directors hereby adopts the following amendment of the Plan subject to Stockholder approval.
1.	The Plan name is changed to “2002 Stock Benefit Plan”.

2.	In paragraph 1 the second to last sentence is replaced with “Benefits granted pursuant to the Plan, at the discretion of the Company’s Board of Directors (the “Board”), may be (1) incentive stock options within the meaning of Section 422 of the Internal Revenue Code (2) options that do not so qualify as incentive stock options and which are referenced herein as non-statutory stock options, or (3) Restricted Stock.”

3.	In paragraph 2 “In the event that any outstanding Restricted Stock does not vest for any reason or” is added to the beginning of the third sentence.

4.	A new paragraph 3.9 is added to read as follows:

“To grant Restricted Stock to such persons providing services to the Company as the Board shall determine and upon such terms and conditions as the Board shall determine from time-to-time. The Board shall also have the same authority and power with regard to the Restricted Stock as it has with regard to options as set forth in the Plan.”

5.	A new paragraph 5.9 is added to the Plan to read as follows:

“5.9 Restricted Stock

Restricted Stock shall be subject to such terms and conditions as the Board determines to be appropriate, including without limitation, restrictions on the sale or other disposition of such shares. Except as hereinafter provided, or unless the Board determines otherwise either at the time of the grant of Restricted Stock or at any time thereafter), shares granted as Restricted Stock pursuant to the Plan shall not be sold, transferred, assigned or otherwise disposed of by the grantee until such shares are vested. In the event of termination of employment (including, but not limited to, retirement of the grantee) for any reason prior to the vesting of the Restricted Stock, the shares not vested at the time a grantee’s employment ends shall revert back to the Company and again be available for grant under the Plan. Unless the Board determines otherwise, Restricted Stock shall vest ratably over the two year period after the date of grant provided the grantee remains an employee of the Company. If a grantee’s employment is terminated on account of death or permanent disability of the grantee or upon such other conditions as the Board may approve, the Board may, in its sole discretion vest any remaining unvested Restricted Stock of such grantee.
All restrictions and vesting applicable to any Restricted Stock shall also apply to any shares resulting from a stock dividend, stock split, or other distribution of shares of the Company relating to the Restricted Stock. All unvested Restricted Stock shall immediately become fully vested upon the consummation of a “change in control” or similar event or any other event so determined by the Board.

6.	In all other paragraphs of the Plan, wherever the Plan uses the term “options” or “optionee” such terms shall include “restricted stock” and “restricted stock grantee”, respectively, to the extent that it is appropriate in accordance with the context of the Plan provisions.